Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE BYLAWS

OF

MICREL, INCORPORATED

The undersigned, being the duly acting and appointed Secretary of Micrel, Incorporated, a California corporation (the “Corporation”), hereby certifies that:

1. By action of the board of directors of the Corporation, pursuant to Section 9.2 of the Bylaws of the Corporation, taken at a meeting held on April 22, 2008, Article II, Section 2.12 of the Bylaws of the Corporation was amended to read in its entirety as follows:

2.12. PROXIES

Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy (including, but not limited to a facsimile, telegraphic and other electronic communication) signed, or an electronic transmission authorized, by the person or person’s attorney-in-fact and filed with the secretary of the corporation. A proxy shall be deemed signed if the shareholder’s name or other authorization is placed on the proxy (whether by manual signature, typewriting, facsimile, telegraphic or electronic transmission or otherwise) by the shareholder or the shareholder’s attorney-in-fact. A proxy may be transmitted by oral telephonic transmission if it is submitted with information from which it may be determined that the proxy was authorized by the shareholder or the shareholder’s attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) the person who executed the proxy revokes it prior to the time of voting by delivering a writing to the corporation stating that the proxy is revoked or by executing a subsequent proxy and presenting it to the meeting or by attendance at such meeting and voting in person, or (ii) written notice of the death or incapacity of the maker of that proxy is received by the corporation before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Sections 705(e) and 705(f) of the Code.

The matters set forth in this certificate are true and correct of my own knowledge.

Dated: April 22, 2008

/s/ J. Vincent Tortolano
J. Vincent Tortolano, Secretary